Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

InMode Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, NIS 0.01 par value	(1)	Other	800,000	$17.21	$13,768,000.00	0.0001531	$2,107.88

Total Offering Amounts:							$13,768,000.00		2,107.88
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$2,107.88

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Offering Note(s)

(1)	(1) Represents ordinary shares NIS 0.01 par value per share (“Ordinary Shares”) of InMode Ltd. (the “Registrant”) issuable under the Registrant’s 2018 Incentive Plan (the “2018 Plan”). (2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional Ordinary Shares that may be issued under the 2018 Plan to prevent dilution resulting from a share split, reverse share split, stock dividend, combination or reclassification of the Ordinary Shares, or any other increase or decrease in the number of issued Ordinary Shares effected without receipt of consideration by the Registrant. (3) Represents additional Ordinary Shares reserved for issuance under the 2018 Plan resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the 2018 Plan. (4) Estimated solely for the purpose of calculating the registration fee in accordance with paragraph (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Ordinary Shares, as reported on the Nasdaq Global Select Market on January 31, 2025.